Exhibit 99.2

Heritage Commerce Corp

and

Presidio Bank

Announce Agreement to Merge

Highlights of Announced Transaction

•	Creates the San Francisco Bay Area’s premier community business bank with over $4.0 billion in total assets on a pro forma basis.

•	Complementary business banking models with relationship banking focus, similar clientele and corporate cultures.

•	Combination adds to the depth of talent, and a strong and diverse customer base, with significant geographic overlap.

San Jose, CA and San Francisco, CA, May 16, 2019 – Heritage Commerce Corp (Nasdaq: HTBK or “Heritage”) the parent company of Heritage Bank of Commerce (“HBC”) and Presidio Bank (OTCBB: PDOB, or “Presidio”) announced today that they have entered into an agreement and plan of merger and reorganization (the “Agreement”), pursuant to which Presidio will merge with and into Heritage Bank of Commerce in an all-stock transaction valued at approximately $200.3 million, or $30.18 per Presidio common share, based on Heritage’s closing stock price of $12.22 on May 16, 2019. The merger will increase Heritage’s total assets to approximately $4.0 billion on a pro forma basis, and total branches to 17 in the San Francisco Bay Area, after branch consolidation.

Presidio is a full-service commercial bank headquartered in San Francisco with additional branches in Palo Alto, San Mateo, San Rafael and Walnut Creek, California. Presidio Bank serves small to mid-size businesses and their owners. As of March 31, 2019, Presidio had approximately $906 million in total assets and a return on average assets of 1.44% for the first quarter of 2019.

At closing, three members of Presidio’s board will join the board of directors of Heritage and HBC, including Steve Heitel, Chief Executive Officer of Presidio. Clay Jones, President of Presidio, will join HBC as Executive Vice President and President of the Community Business Banking Group. Additionally, Todd Allen, Executive Vice President, North Bay Market President of Presidio, will join HBC in a similar capacity.

Under the terms of the Agreement, shareholders of Presidio will receive a fixed exchange ratio of 2.470 shares of Heritage common stock in exchange for each share of Presidio common stock. The exchange ratio is fixed, and the value of the merger consideration will fluctuate based on Heritage’s stock price. On a pro forma basis, the holders of Presidio common shares will own approximately 26.5% of the issued and outstanding Heritage common stock.

“Presidio Bank is a perfect fit for Heritage, as both of our values are aligned with fostering client relationships. The combination of our two high quality banking organizations provides the ability to create revenue and cost synergies while offering Presidio’s client base a broader product offering, increased lending limits, and an expanded branch delivery system that now surrounds the San Francisco Bay Area,” said Walter Kaczmarek, President and Chief Executive Officer of Heritage. Keith Wilton, President of Heritage Bank of Commerce added “Once transaction costs have been recognized, we expect the merger to be accretive to earnings. We welcome Presidio’s customers, shareholders and employees to Heritage as we continue to strengthen our banking franchise.”

“We have been impressed for some time by Heritage and how their culture and focus on serving their community are so similar to ours,” remarked Steve Heitel, Chief Executive Officer of Presidio Bank. “We believe this transaction represents the best path toward long-term value creation for our shareholders,” said Presidio Bank Chairman and Founder Jim Woolwine. “Our clients and employees will benefit from becoming part of a larger banking franchise with an expanded range of products and services throughout the San Francisco Bay Area.”

The board of directors of Heritage and Presidio have approved the transaction, which is subject to customary closing conditions, including the approvals of state and federal bank regulatory agencies and the shareholders of both Presidio and Heritage and other conditions specified in the Agreement. The transaction is expected to close in the fourth quarter of 2019.

D.A. Davidson & Co. was the financial advisor to Heritage in the transaction. Buchalter, a professional corporation, Los Angeles, California, was legal counsel to Heritage. Sandler O’Neill + Partners, L.P. acted as financial advisor to Presidio. Manatt, Phelps & Phillips, LLP was legal counsel to Presidio.

Conference Call

Heritage Management will host a conference call regarding this announcement 8:00 a.m. PT / 11:00 a.m. ET on Friday, May 17, 2019. Investment professionals and all current and prospective shareholders are invited to access the live call by dialing 1-888-317-6016 immediately prior to the call and ask for the Heritage Commerce Corp conference call. From Canada, please dial 1-412-317-6016. To listen to the call online, either live or archived, visit Heritage’s website at www.heritagecommercecorp.com

An investor presentation in connection with the transaction will be filed with the Securities and Exchange Commission (“SEC”) and will be available on Heritage’s website at www.heritagecommercecorp.com under the link for “Presentations” and on Presidio’s website at www.presidiobank.com under the link for “Media & Investor.”

About Heritage Commerce Corp and Heritage Bank of Commerce

Heritage Commerce Corp, a California corporation organized in 1998, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Heritage provides a wide range of banking services through Heritage Bank of Commerce, a wholly-owned subsidiary. Heritage Bank of Commerce is a California state-chartered bank headquartered in San Jose, California and has been conducting business since 1994. Heritage is a multi-community independent bank that offers a full range of commercial banking services to small and medium-sized businesses and their owners and employees. Heritage operates through 14 full service branch offices located in the counties of Santa Clara, Alameda, Contra Costa, San Benito, and San Mateo, which are in the San Francisco Bay Area of California. Our market includes the headquarters of several technology-based companies in the region commonly known as “Silicon Valley.” Heritage Bank of Commerce is an SBA Preferred Lender. Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in Santa Clara, CA and provides business-essential working capital factoring financing to various industries throughout the United States.

As of March 31, 2019, on a pro forma consolidated basis, the combined company, including Heritage and Presidio, would have approximately $4.0 billion in total assets, $2.6 billion in total loans, and $3.4 billion in total deposits.

To view Heritage Commerce Corp’s most recent financial information, please visit the SEC Filings section of the company’s website at www.heritagecommercecorp.com.

About Presidio Bank

Presidio Bank provides business banking services to small and mid-size businesses, including professional service firms, real estate developers and investors, and not-for-profit organizations, and to their owners who desire personalized, responsive service with access to local decision makers. Presidio Bank offers clients the resources of a large bank combined with the personalized services of a neighborhood bank. Presidio Bank is headquartered in San Francisco, California and currently operates five banking offices in San Francisco, Walnut Creek, San Rafael, San Mateo and Palo Alto. More information is available at www.presidiobank.com. Presidio Bank is a member of FDIC and an Equal Housing Lender.

Additional Information About the Proposed Transaction and Where to Find It

Investors and security holders are urged to carefully review and consider each of Heritage’s public filings with the SEC, including but not limited to its Annual Reports on Form 10-K, its Proxy Statements, Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. The documents filed by Heritage with the SEC may be obtained free of charge at Heritage’s website at www.heritagecommercecorp.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from Heritage by requesting them in writing to Heritage Commerce Corp, 150 Almaden Boulevard, San Jose, California 95113; Attention: Corporate Secretary, or by telephone at (408) 947-6900.

Heritage intends to file a registration statement on Form S-4 with the SEC which will include a joint proxy statement /prospectus which will be distributed to the shareholders of Heritage and Presidio in connection with their vote on the merger. Before making any voting or investment decision, investors and security holders of Presidio and Heritage are urged to carefully read the entire joint proxy statement/prospectus, when they become available, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. Investors and security holders will be able to obtain the joint proxy statement/prospectus free of charge from the SEC’s website or from Heritage by writing to the address provided in the paragraph above.

The directors, executive officers and certain other members of management and employees at Presidio and Heritage may be deemed participants in the solicitation of proxies in favor of the merger from their respective shareholders. Information about the directors and executive officers of Heritage is included in the proxy statement for its 2019 Annual Meeting of Shareholders, which was filed with the SEC on April 15, 2019. Information about the directors and executive officers of Presidio will be included in the joint proxy statement and prospectus regarding the proposed transaction.

Forward-Looking Statements

This press release contains certain forward-looking information about Heritage, Presidio, and the combined company after the close of the merger and is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks, uncertainties, and contingencies, many of which are difficult to predict and are generally beyond the control of Heritage, Presidio and the combined company. Heritage and Presidio caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. In addition to factors previously disclosed in reports filed by Heritage with the SEC, risks and uncertainties for each institution and the combined institution include, but are not limited to the ability to complete the merger; government approval may not be obtained or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; approval by the shareholders of Heritage and Presidio may not be obtained; the successful integration of Presidio, or achieving expected beneficial synergies and/or operating efficiencies, in each case might not be obtained within expected time-frames or at all; the possibility that personnel changes/retention will not proceed as planned; and other risk factors described in documents filed by Heritage with the SEC. All forward-looking statements included in this press release are based on information available at the time of the communication. Pro forma, projected and estimated numbers are used for illustrative purposes only and are not forecasts, and actual results may differ materially. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.

4